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EXHIBIT (h)(3)(ii)

                                  AMENDMENT TO

                            TRANSFER AGENCY AGREEMENT

     This Amendment (the "Amendment") dated as of November 29, 2006 amends the Transfer Agency Agreement dated as of February 1, 2005 between BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation, and BB&T Funds (the "Trust"), a Massachusetts business trust, (as such agreement has been amended to date, the "Agreement").

     WHEREAS, pursuant to the Agreement, BISYS performs certain services for the Trust and each investment portfolio of the Trust;

     WHEREAS, the parties wish to extend and amend the term of the Agreement for those investment portfolios listed on Schedule A of the Agreement; and

     WHEREAS, the parties wish to amend the Agreement to provide that the Sterling Capital Small Cap Value Fund (the "Sterling Fund") will not receive services under the Agreement.

     NOW THEREFORE, BISYS and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

     1.   Extension of Initial Term; Automatic Termination.

          Section 5 of the Agreement is hereby amended to extend the end of the Initial Term to April 30, 2007 and to provide that at the end of the Initial Term, the Agreement automatically terminates.

     2.   Sterling Fund.

          Section 5 of the Agreement is further amended to provide that the Sterling Fund will not be added to Schedule A of the Agreement and will not receive transfer agency services under the Agreement. Notwithstanding anything in the Agreement to the contrary, BISYS will not be entitled to any liquidated damages payments if the Sterling Fund uses a transfer agent other than BISYS.

     3.   Miscellaneous.

          (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

          (b) This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

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          (c) Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          (e) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

                                    * * * * *

     IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.

BISYS Fund Services Ohio, Inc.


By: /s/ Fred Naddaff
    ---------------------------------
Name: Fred Naddaff
Title: President


BB&T Funds


By: /s/ James T. Gillespie
    ---------------------------------
Name: James T. Gillespie
Title: Vice President